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                                                                    EXHIBIT 99.1



On February 10, 2001, M&T Bank Corporation issued the following press release:



         CONTACT: Michael S. Piemonte            FOR IMMEDIATE RELEASE

                  (716) 842-5445                 Saturday, February 10, 2001



             M&T BANK CORPORATION AND PREMIER NATIONAL BANCORP, INC.

                                 COMPLETE MERGER



BUFFALO, N.Y. --- M&T Bank Corporation (NYSE:MTB)("M&T") today announced the completion of its acquisition of Premier National Bancorp, Inc. (AMEX:PNB) ("Premier"), and the merger of Premier's banking subsidiary, Premier National Bank, into Manufacturers and Traders Trust Company ("M&T Bank"), M&T's principal commercial bank subsidiary.

All 34 former Premier banking offices are reopening beginning today as offices of M&T Bank. As a result of the acquisition, M&T has the leading share of deposits in the mid-Hudson Valley and will maintain more than 50 banking offices in the region. M&T now has more than 470 branches in New York, Pennsylvania, Maryland and West Virginia, and has combined assets of approximately $30 billion.

Former Premier chairman and chief executive officer T. Jefferson Cunningham, III becomes a director of M&T and M&T Bank, and chairman of M&T Bank's Hudson Valley Advisory Board. "With this strategic merger, Premier has joined forces with a bank long-known for its commitment to customer service and for its dedication to the communities it serves. M&T has the unique ability to bring our customers the financial product and service capabilities of a larger institution while maintaining the local expertise, experience and decision-making ability of a community bank," Cunningham said.


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Robert G. Wilmers, chairman, president and chief executive officer of M&T and chairman and chief executive officer of M&T Bank, said, "Our merger with Premier gives M&T the top market share in the mid-Hudson Valley - and will significantly strengthen our presence in and commitment to the region. The merger also enhances our leading position in Upstate New York, where M&T has succeeded by developing an in-depth understanding of its markets and its customers."

M&T acquired Premier for $21.00 per share in a transaction valued at $340 million. 50% of the Premier shares outstanding on the date of the merger agreement were exchanged for M&T common stock at an exchange rate of 0.3091 of an M&T share for each Premier common share exchanged and the remainder were exchanged for $21.00 in cash. The merger was structured as a tax-free exchange for shareholders to the extent they received stock, and was accounted for as a purchase transaction.

The actual proration and allocation of stock and cash paid to shareholders will be announced in a press release to be issued after the proration has been calculated.

M&T is also the parent company of M&T Bank, N.A. (Oakfield, New York).


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